Exhibit 99

USANA Health Sciences Reports Strong Second Quarter 2011 Financial Results

  Net sales increase by 18.2% to $148.9 million
  Earnings per share increase by 27.5% to $0.88
  Company raises outlook for 2011

SALT LAKE CITY--(BUSINESS WIRE)--July 26, 2011--USANA Health Sciences, Inc. (NYSE: USNA) today reported financial results for its fiscal second quarter ended July 2, 2011, which were stronger than the preliminary results announced on June 29, 2011.

Financial Performance

Net sales in the second quarter of 2011 increased by 18.2% to $148.9 million, compared with $126.0 million in the second quarter of the prior year. Higher product sales and an increased number of active Associates in the Company’s Asia Pacific region were the primary drivers of this growth. Favorable changes in currency exchange rates added $5.9 million to sales during the quarter, and BabyCare, the Company’s operating entity in China, added $5.6 million to sales.

Net earnings in the second quarter increased by 28.7% to $13.9 million, or $0.88 per share, compared with $0.69 per share in the second quarter of the prior year. Net earnings growth resulted from improved gross profit margins on higher net sales and lower relative selling, general and administrative expenses. Earnings per share for the period benefited by $0.06 due to the recapture of unvested equity compensation expense related to the departure of certain executives from the Company.

Chief Executive Officer Dave Wentz said, “Our team generated solid performance during the second quarter, despite unanticipated changes and challenges. The execution of our strategic plan by the management team and Associate sales force, in light of these challenges, reflects the strength of the underlying business and the dedication of our people. A major factor behind our performance, and confidence in the future, is the synergy that exists between the management team and our Associate leaders. We believe that this relationship is as strong as ever.”

For the six months ended July 2, 2011, net sales increased by 19.3% to $292.5 million, compared with $245.1 million in the prior year. This growth was driven by higher product sales and an increased number of active Associates in the Asia Pacific region. For this period, BabyCare added $11.3 million to sales, and favorable changes in currency exchange rates accounted for $10.0 million of the $47.4 million increase.

Net earnings for the six months ended July 2, 2011 increased by 23.5% to $25.2 million, or $1.58 per share, compared with $1.31 per share in the prior year. This net earnings growth resulted from significantly improved gross profit margins on higher sales. These improvements were partially offset by higher selling, general, and administrative expenses that can primarily be attributed to the inclusion of BabyCare’s operations.

Regional Results

Net sales in the Asia Pacific region for the second quarter of 2011 increased by 38.7% to $88.7 million, compared with the second quarter of the prior year. This improvement was due to strong growth in Hong Kong, South Korea, and the Philippines, as well as the addition of BabyCare. In the second quarter, the number of active Associates in this region increased by 20.9%, which was primarily the result of double-digit growth in Hong Kong, South Korea, and the Philippines, as well as the inclusion of 14,000 BabyCare Associates. On a sequential quarter basis, net sales and the number of Active Associates in the region increased 6.1% and 6.9%, respectively.

“The performance from our Asia Pacific region was particularly impressive given the strategic changes that occurred during the quarter and the competitive pressures that currently exist in this region,” continued Mr. Wentz. “Our Asia Pacific team, led by Deborah Woo, is to be credited for our strong growth in the region and for the improvements to our China integration strategy. Our management team is confident that the modified integration approach for BabyCare will drive long-term, sustainable growth in this region. In addition to our recent entry into China, we are expanding our international operations into Thailand in the fourth quarter of 2011, and we plan to be more aggressive in our international expansion efforts in the near future.”

During the second quarter of 2011, net sales in the North America region decreased by three percent to $60.3 million, compared with the second quarter of the prior year. The number of Active Associates in the North America region during this period also declined by 12.6%, compared with the second quarter of the prior year. On a sequential quarter basis, sales in this region were up slightly and the number of Active Associates was flat.

“We remain committed to growing our North America region,” added Mr. Wentz. “Our North America team, led by Kevin Guest, and Associate leaders are working closely together to achieve this goal. The strategies that we are evaluating for this region include product innovation and customization initiatives, as well as incentive offerings for our Associates to reward top performers. In August 2011, we will hold our 19th Annual International Convention in Salt Lake City, where we expect Associates from each of our 15 markets will attend. This event provides an excellent opportunity to introduce new programs and incentives, while training and motivating our Associates.”

Outlook

Chief Financial Officer Doug Hekking commented, “Based on the strength of our results in the first half of the year, we are raising our outlook for 2011. We now project consolidated net sales to be between $565 million and $575 million for the year, versus our previous outlook of $530 million to $550 million. In addition, we now expect to generate earnings per share between $3.05 and $3.10 versus our previous outlook of $2.85 to $2.95. This renewed outlook reflects the continued integration of BabyCare into our business, as well as the competitive challenges that we will likely face in the second half of the year. We remain committed to the goal of delivering growth in each of our markets, with a continued focus on operational efficiency. Overall, we expect USANA to finish off a strong 2011 and to deliver our ninth consecutive year of record financial performance.”

Conference Call

USANA will hold a conference call and webcast to discuss this announcement with investors on Wednesday, July 27, 2011 at 11:00AM Eastern Time. Investors may listen to the call by accessing USANA’s website at http://www.usanahealthsciences.com.

About USANA

USANA develops and manufactures high-quality nutritional, personal care, and weight-management products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, and the United Kingdom. Additionally, USANA’s wholly-owned subsidiary, BabyCare, Ltd., operates a direct selling business in China. More information on USANA can be found at http://www.usanahealthsciences.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, and risks associated with our international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

USANA Health Sciences, Inc.
Consolidated Statements of Earnings
(In thousands, except per share data)
(Unaudited)

	Quarter Ended
	3-Jul-10	2-Jul-11

Net sales	$126,011	$148,925
Cost of sales	22,735	26,208
Gross profit	103,276	122,717

Operating expenses
Associate incentives	57,065	67,760
Selling, general and administrative	29,149	33,803

Earnings from operations	17,062	21,154

Other income (expense)	(587)	-
Earnings before income taxes	16,475	21,154

Income taxes	5,705	7,298

NET EARNINGS	$10,770	$13,856

Earnings per share - diluted	$0.69	$0.88
Weighted average shares outstanding - diluted	15,697	15,752

USANA Health Sciences, Inc.
Consolidated Balance Sheets
(In thousands)

	As of	As of
	1-Jan-11	2-Jul-11
		(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$24,222	$24,944
Inventories	34,078	35,381
Other current assets	21,972	18,932
Total current assets	80,272	79,257

Property and equipment, net	57,568	60,564
Goodwill	16,930	16,930
Other assets	49,032	49,177
Total assets	$203,802	$205,928

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$6,445	$8,345
Other current liabilities	51,179	46,144
Total current liabilities	57,624	54,489

Other long-term liabilities	1,012	1,020
Stockholders' equity	145,166	150,419
Total liabilities and stockholders' equity	$203,802	$205,928

USANA Health Sciences, Inc.
Sales by Region
(Unaudited)
(In thousands)

	Quarter Ended
	3-Jul-10		2-Jul-11
Region
North America

United States	$37,992	30.1%	$37,121	25.0%

Canada	18,373	14.6%	17,462	11.7%

Mexico	5,748	4.6%	5,684	3.8%

North America Total	62,113	49.3%	60,267	40.5%

Asia Pacific

Southeast Asia/Pacific	23,968	19.0%	27,225	18.3%

Greater China	34,437	27.3%	53,678	36.0%

North Asia	5,493	4.4%	7,755	5.2%

Asia Pacific Total	63,898	50.7%	88,658	59.5%

Total	$126,011	100.0%	$148,925	100.0%

Active Associates by Region (1)
(Unaudited)

	As of
	3-Jul-10		2-Jul-11
Region
North America

United States	57,000	27.1%	49,000	22.1%

Canada	26,000	12.4%	24,000	10.8%

Mexico	12,000	5.7%	10,000	4.5%

North America Total	95,000	45.2%	83,000	37.4%

Asia Pacific

Southeast Asia/Pacific	44,000	21.0%	43,000	19.4%

Greater China	63,000	30.0%	87,000	39.2%

North Asia	8,000	3.8%	9,000	4.0%

Asia Pacific Total	115,000	54.8%	139,000	62.6%

Total	210,000	100.0%	222,000	100.0%

(1) Associates are independent distributors of our products who also purchase our products for their personal use. We only count as active those Associates who have purchased product at any time during the most recent three-month period, either for personal use or for resale.

Active Preferred Customers by Region (2)
(Unaudited)

	As of
	3-Jul-10		2-Jul-11
Region
North America

United States	39,000	59.1%	37,000	54.4%

Canada	15,000	22.7%	13,000	19.1%

Mexico	3,000	4.6%	3,000	4.4%

North America Total	57,000	86.4%	53,000	77.9%

Asia Pacific

Southeast Asia/Pacific	6,000	9.1%	6,000	8.8%

Greater China	2,000	3.0%	8,000	11.8%

North Asia	1,000	1.5%	1,000	1.5%

Asia Pacific Total	9,000	13.6%	15,000	22.1%

Total	66,000	100.0%	68,000	100.0%

(2) Preferred Customers purchase our products strictly for their personal use and are not permitted to resell or to distribute the products. We only count as active those Preferred Customers who have purchased product at any time during the most recent three-month period.

CONTACT:
USANA Health Sciences, Inc.
Investors contact:
Patrique Richards, 801-954-7961
Investor Relations
investor.relations@us.usana.com
Media contact:
Dan Macuga, 801-954-7280
Public Relations